Exhibit 10.35.2

SYNPLICITY, INC. LETTER OF PROMOTION

September 20, 2004

Gary Meyers

[Address]

Dear Gary,

Synplicity, Inc. (the “Company”) is pleased to confirm your promotion from Vice President of Sales to President and Chief Operating Officer of the Company, effective August 19, 2004. In this position, you will be reporting to Bernard Aronson. As President and Chief Operating Officer your powers and responsibilities will be those set forth in the Bylaws of the Company, as well as other duties that are assigned to you by Mr. Aronson or the Board of Directors of the Company.

Here are some details of the offer:

PAY: As a professional (exempt) employee, you will be paid on a salaried basis, with paydays occurring semi-monthly. Effective August 19, 2004, your semi-monthly pay will be $10,833.33 (or $260,000 on an annualized basis) to be paid on the fifteenth and the last business day of each month. Until August 31, 2004, you will continue to be eligible for your current commission plan. Subsequent to August 31, 2004, your current commission plan will terminate and you will not accrue further commissions. You, Mr. Aronson and the Compensation Committee of the Board of Directors will mutually agree on any future bonus or commission plans for subsequent fiscal years.

BONUS: The Compensation Committee of the Board of Directors has determined that you are eligible for a $100,000 target bonus for fiscal year 2005 upon achievement of certain goals. The Board of Directors will determine goals at a later time.

STOCK: The Compensation Committee of the Board of Directors has granted you two Non Qualified Stock Options (NQ) for 200,000 shares each of Synplicity common stock (an aggregate of 400,000 shares), in accordance with the 2000 Synplicity, Inc. Stock Option Plan, as amended. The options will vest over a four-year period from August 31, 2004 at a rate of 1/48th per month.

In connection with your promotion, you and the Company will enter into an Amended and Restated Change of Control Stock Option Agreement substantially in the form attached hereto as Exhibit A. In the event of a Change of Control (as defined in Exhibit A), your options will be treated as set forth Exhibit A and you will also be eligible to receive the severance and benefits set forth therein.

You will continue to be eligible for all other benefits offered to employees of the Company, such as group medical, dental, life and vision, as well as Short Term Disability, Long Term Disability and Travel AD&D insurance, 401K plan, Employee Assistance Program, Flexible Spending Account, Employee Stock Purchase Plan, Tuition Assistance and Health Club Reimbursement.

You will continue your accrual of Personal Time Off at your current rate of 6.67 hours per pay period, which may be used for sick leave, doctor appointments, vacation or any other type of paid time off. Our ten Holidays for 2004 include: New Years Day (January 1st & 2nd); Presidents Day (February 16th); Friday before Memorial Day (May 28rd); Memorial Day (May 31th); Independence Day (July 4th); Labor Day (September 6st); Thanksgiving day and the day after (November 25th and 26th); Day before Christmas Day (December 24th).

You will continue to be bound by the confidentiality agreement that you signed upon employment with the company on January 5, 1998.

This promotion letter will amend and replace your offer letter dated December 3, 1997 (the “Original Letter”) and the Original Letter will be of no further force or effect.

The terms of this promotion letter does not alter the nature of “At Will” employment. Both you and Synplicity agree that your employment is completely voluntary in nature, and will not be for a specific duration or term. Either you or Synplicity may terminate the employment relationship for any reason, with our without cause, and with or without notice.

Please sign below as an acknowledgement and acceptance of the terms set forth is this letter.

Sincerely,

/s/ Bernard Aronson
Bernard Aronson, Chief Executive Officer

I acknowledge and accept the terms and conditions described herein.

/s/ Gary Meyers	September 20, 2004
Gary Meyers	Today’s Date